BIOTECHNICA INTERNATIONAL, INC.
             NINTH AMENDMENT TO SECURED REVOLVING CREDIT AGREEMENT
              AND SIXTH AMENDMENT TO SECURED REVOLVING CREDIT NOTE



Harris Trust and Savings Bank
Chicago, IL

Gentlemen:

Reference is hereby made to that certain Secured Revolving Credit
Agreement dated as of October 26, 1993, as amended (the "Credit
Agreement") between the undersigned, BioTechnica International, Inc., a Delaware corporation (the "Company") and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

The Company has requested that the Bank make certain amendments to the Credit Agreement and the Bank is willing to do so under the terms and conditions set forth in this Amendment.

1.   AMENDMENTS.

Upon your acceptance hereof in the space provided for that purpose below, and the satisfaction of the conditions precedent set forth in
Section 3 hereof, the Credit Agreement shall be and hereby is amended as follows:

1.1. Section 1.1(a) of the Credit Agreement shall be amended by replacing the date "December 1, 1997" appearing therein with the date "December 31, 1998".

1.2. Exhibit A to the Credit Agreement and the Revolving Note of the Company payable to the order of Harris Trust and Savings Bank (the "Note") shall each be amended by replacing the date "December 31, 1997" appearing in the first paragraph therein with the date "December 31, 1998".

1.3.   The Bank shall type the following legend on its Note:

       "This Note has been amended pursuant to the terms of a Ninth Amendment to Secured Revolving Credit Agreement and Sixth Amendment to Secured Revolving Credit Note dated as of December ___, 1997, including an extension of the maturity date hereof, to which reference is hereby made for a statement of terms thereof".

2.   CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1. The Company and the Bank shall have executed and delivered this Amendment.

2.2. Each of the representations and warranties set forth in Section 5 of the Credit Agreement shall be true and correct.

2.3. The Company shall be in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment.

2.4. All legal matters incident to the execution and delivery hereof and the instruments and documents contemplated hereby shall be satisfactory to the Bank.

2.5. Each of Genetics and each Guarantor Subsidiary shall have executed and delivered to the Bank its acknowledgment in the form set forth below.

2.6 The Bank shall have received copies, certified as true, complete and correct by the secretary or assistant secretary of the Company, of resolutions adopted by the Company's Board of Directors authorizing the Company to execute and deliver this Amendment and perform its obligations under the Credit Agreement and Note as amended hereby.

3.   REPRESENTATIONS.

In order to induce the Bank to execute and deliver this Amendment, the Company hereby represents to the Bank that as of the date hereof, each of the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.4 shall be deemed to refer to the most recent financial statements of the Company delivered to the Bank) and the Company is in full compliance with all of the terms and conditions of the Credit Agreement and no Potential Default or Event of Default has occurred and is continuing thereunder or shall result after giving effect to this Amendment.

4.   MISCELLANEOUS.

4.1. The Company has heretofore executed and delivered to the Bank that certain Security Agreement Re: Accounts Receivable, General Intangibles and Inventory dated as of October 26, 1993 (the "Security Agreement") and the Company hereby agrees that notwithstanding the execution and delivery of this Amendment, the Security Agreement shall be and remain in full force and effect and that any rights and remedies of the Bank thereunder, obligations of the Company thereunder and any liens and security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged thereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Security Agreement as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2. Except as specifically amended herein, the Credit Agreement and the Note shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Note or any communication issued or made pursuant to or with respect to the Credit Agreement or the Note, any reference in any of such to the Credit Agreement or the Note being sufficient to refer to the Credit Agreement or the Note as amended hereby.

4.3. The Company agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.

4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

Dated as of December ___, 1997.


BIOTECHNICA INTERNATIONAL, INC.

By:  /s/  Bruno Carette
Its:      President-CEO


Accepted and agreed to as of the date and year last above written.

HARRIS TRUST AND SAVINGS BANK

By:  /s/ Julie K. Hossack
Its:     Vice President